UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________
FORM 8-K
 ______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 15, 2013 (August 9, 2013)

 ______________________________________________________

ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

 ______________________________________________________

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 13, 2013, Ascent Solar Technologies, Inc., a Delaware corporation (the "Company"), entered into an Amendment No. 2 (the "Amendment) to the June 17, 2013 Securities Purchase Agreement ("SPA") with Seow Seng Wei relating to the private placement of up to $6,000,000 of Company securities.

Pursuant to the Amendment, the Company and Mr. Seow have agreed, consistent with the parties' initial business intentions, that shares of Company Common Stock issuable pursuant to the SPA may not be issued to Mr. Seow (whether by means of conversion of Series A Preferred Stock, exercise of Warrants or otherwise) if the number of shares of Common Stock to be received, when aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by Mr. Seow, would result in Mr. Seow beneficially owning more than 9.9% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The foregoing is only a brief description of the material terms of the Amendment, which is filed as an exhibit to this Current Report on Form 8-K. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02	Unregistered Sales of Equity Securities

The closing of the third tranche of the private placement with Mr. Seow occurred on August 15, 2013. The third tranche consisted of 250,000 shares of Series A Preferred Stock and a Warrant to purchase 875,000 shares of Common Stock, and will result in gross proceeds of $2,000,000 to the Company.

With this closing, the Company has completed the private placement with Mr. Seow, consisting of an aggregate of (i) 750,000 shares of convertible redeemable Series A Preferred Stock at a price of $8.00 per share and (ii) warrants (the "Warrants") to purchase up to 2,625,000 shares of common stock of the Company (the "Common Stock"). The Series A Preferred Stock is convertible into Common Stock at a ratio of 1 preferred share into 10 common shares (subject to standard ratable anti-dilution adjustments). The Warrants have a three-year term and an exercise price of $0.90 per share. The private placement resulted in aggregate gross proceeds to the Company of $6,000,000.

Such securities were offered and sold in reliance upon exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to “accredited investors” (as defined by Rule 501 under the Securities Act).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2013, Gary Gatchell informed the Company that he is resigning his position as Chief Financial Officer, effective as of August 30, 2013. Mr. Gatchell is resigning in order to accept a position with another company. Mr. Gatchell is not resigning due to any disagreement with the Company regarding its operations, policies or practices. The Company has commenced a search for a new Chief Financial Officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amendment No. 2 to Securities Purchase Agreement dated August 13, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

August 15, 2013	By:	/s/ VICTOR LEE
Name: Victor Lee
Title: Chief Executive Officer